Exhibit (h)(2)

Schedule I

Dated July 9, 2014, as revised June 7, 2017

to the

Amended and Restated Administration Agreement dated July 9, 2014 by and between KraneShares Trust, Krane Funds Advisors and SEI Investments Global Funds Services

SCHEDULE I

Funds	Date Fund Commenced Operations
KraneShares CSI China Internet ETF	7/31/2013
KraneShares Zacks New China ETF (Formerly KraneShares CSI New China ETF which was formerly KraneShares CSI China Five Year Plan ETF)	7/22/2013
KraneShares Bosera MSCI China A Share ETF	3/4/2014
KraneShares FTSE Emerging Markets Plus ETF	2/2/2015
KraneShares E Fund China Commercial Paper ETF	12/2/2014
KraneShares Emerging Markets Consumer Technology Index ETF	10/11/2017
KraneShares Bloomberg Barclays China Aggregate Bond Index ETF
KraneShares MSCI One Belt One Road Index ETF	9/6/2017
KraneShares MSCI China Environment Index ETF	9/12/2017
KraneShares MSCI All China Healthcare Index ETF
KraneShares MSCI All China Consumer Staples Index ETF
KraneShares MSCI All China Consumer Discretionary Index ETF
KraneShares CCBS China Corporate High Yield Bond USD Index ETF
KraneShares Electric Vehicles and Future Mobility Index ETF
KraneShares Emerging Markets Healthcare Index ETF

SEI INVESTMENTS GLOBAL FUNDS SERVICES	KRANESHARES TRUST

By:	By:
Name: John Alshefski	Name: Jonathan Krane
Title: Senior Vice President	Title: CEO

KRANE FUNDS ADVISORS, LLC

By:
Name: Jonathan Krane
Title: CEO